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                                                              EXHIBIT (a)(5)(iv)



FOR IMMEDIATE RELEASE
MAY 9, 2000

                    COEUR D'ALENE MINES CORPORATION ANNOUNCES
                   A CASH TENDER OFFER FOR ITS 6% CONVERTIBLE
                        SUBORDINATED DEBENTURES DUE 2002


Coeur d'Alene, Idaho, May 9, 2000 - Coeur d'Alene Mines Corporation (NYSE:CDE) today announced that it has commenced a "Dutch Auction" tender offer to purchase a principal amount of up to $27,800,000 of its 6% Convertible Subordinated Debentures due in 2002.

Coeur intends to purchase the Debentures at a single purchase price not greater than $720 nor less than $640 per $1,000 of principal (or face value) amount. Holders of the Debentures will have the opportunity to tender all or a portion of the principal amount of their Debentures at a price within the $720 to $640 range. Coeur intends to pay for the Debentures from its current cash resources.

Coeur will select the lowest purchase price that will allow it to purchase $27,800,000 principal amount of Debentures, or such lesser number of Debentures as are properly tendered pursuant to the offer. All Debentures will be purchased at the same purchase price, subject to proration in the event that greater that $27,800,000 principal amount of Debentures have been tendered.

Coeur shall not be obligated to purchase any of the Debentures if less than a $10,000,000 minimum principal amount is tendered. However, it reserves the right to purchase less than the $10,000,000 principal amount if it chooses to do so.

On May 8, 2000, the last bid price in the inter-dealer market for the Debentures as a percent of par was 60, or $600 per $1,000 of principal. The Debentures are convertible into Coeur common stock at a conversion price of $25.57 per share. The last reported sale price of Coeur common stock, on May 8, 2000, on the New York Stock Exchange was $3.875 per share.

Dennis E. Wheeler, Chairman of the Board, President and Chief Executive Officer of Coeur stated, "The tender offer is being made at this time to lower Coeur's interest expense and improve the Company's capital structure by utilizing our current liquidity to reduce outstanding debt."

Coeur's Board of Directors has approved the offer. However, neither the Board, nor ABN AMRO Incorporated, the dealer manager, is making any recommendations to the holders of the


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Debentures whether or not to tender their or as to the purchase price at which they may choose to tender.

The tender offer will expire on June 8, 2000, 12 noon New York City time (5 pm London time) unless Coeur elects to extend the offer. The offer is subject to various terms and conditions described in the Offer to Purchase.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY OF COEUR'S DEBENTURES. THE SOLICITATION OF OFFERS TO BUY THE DEBENTURES WILL ONLY BE MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT COEUR WILL BE SENDING TO HOLDERS OF ITS REGISTERED DEBENTURES SHORTLY. DEBENTURES ARE OUTSTANDING IN REGISTERED AND BEARER FORM. HOLDERS OF BEARER DEBENTURES SHOULD CONTACT THE INFORMATION AGENT FOR COPIES OF THE OFFER TO PURCHASE AND RELATED MATERIALS. INFORMATION AGENT
OFFICES: D.F. KING (EUROPE) 2ND FLOOR, 2 LONDON WALL BUILDINGS, LONDON WALL LONDON EC2M 5PP, Tel: 44-207-920-9700; D.F. KING & CO., INC. 77 WATER STREET, 20th FLOOR, NEW YORK, NY 10005, Tel. 800-359-5559. DEBENTURE HOLDERS SHOULD READ THE OFFER TO PURCHASE AND RELATED MATERIALS CAREFULLY. THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS AND CONDITIONS OF THE OFFER.

Coeur d'Alene Mines Corporation is North America's leading low-cost primary silver producer and a significant international gold producer as well. The Company has mining interests in Nevada, Idaho, Alaska, Chile, Bolivia and Australia.

Contact:

Geoff A. Burns, Chief Financial Officer, Coeur d'Alene Mines Corporation, (208) 665-0335,

or

Michael A. Steeves, Director of Investor Relations, Coeur d'Alene Mines Corporation, (208) 769-8155.